Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES SECOND QUARTER 2022 FINANCIAL RESULTS

Revenue increased 20.4% vs. prior year to $243.5 million

Gross profit increased $8.6 million to $34.9 million and gross margin expanded 130 basis points to 14.3%

Net earnings from continuing operations of $2.5 million compared to a net loss of $0.9 million in the prior year

Adjusted EBITDA increased 38.4% to $22.3 million

Raising 2022 revenue and Adjusted EBITDA Outlook

Minneapolis, Minnesota - August 10, 2022 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY), a U.S.-based global pioneer fueling the future of sustainable, plant-based and fruit-based foods and beverages, today announced financial results for the second quarter ended July 2, 2022.

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Second quarter 2022 highlights:

  Revenues increased 20.4% to $243.5 million reflecting 31.0% growth in plant-based and 7.4% increase in fruit-based.

  Gross margin increased 130 basis points to 14.3% from 13.0% in the prior year, despite approximately 140 basis points of margin dilution from pricing to recover inflationary costs.

  Net earnings from continuing operations were $2.5 million compared to net loss of $0.9 million in the prior year.

  Adjusted earnings1 were $3.5 million or $0.03 per diluted common share in the second quarter of 2022, compared to adjusted earnings of $0.1 million or $0.00 per diluted common share in the second quarter of 2021.

  Adjusted EBITDA1 of $22.3 million, or 9.2% of revenues for the second quarter of 2022, was up 38.4% versus $16.1 million or 8.0% of revenues in the second quarter of 2021.

"Second quarter results were excellent, driven by strong revenue growth and our highest Adjusted EBITDA in company history2.  Revenues were up 20.4%, and Adjusted EBITDA increased 38.4% as we continued to leverage the power of our platform to accelerate growth and increase profitability," said Joe Ennen, Chief Executive Officer.  Plant-Based revenues surged 31.0% to $145.9 million, a new quarterly record reflecting the strength of our oat-based offering and double-digit increases in volume, mix and pricing.  We saw growth in nearly every customer, every channel, every product type and in every go-to-market business, reflecting the strength of our SunOpta value proposition.  In Fruit-Based, revenues increased 7.4% due to demand for fruit snacks and smoothie bowls along with higher price realization in frozen fruit.  "While the macro environment remains challenging, we have been able to offset the majority of inflation with pricing and our productivity initiatives continue to gain traction.  The actions we have taken over the past several years to optimize our product portfolio, streamline operations and aggressively expand capacity are driving significant and sustainable momentum across our business.  With a leading share in the fastest growing categories and a strong pipeline of innovation, we are well positioned to realize our vision of Fueling the Future of Food.  Our increased outlook for 2022 reflects the strength of recent results, and more importantly our confidence in our ability to continue delivering significant growth and increasing value for shareholders."

Second Quarter 2022 Results

Revenues of $243.5 million for the second quarter of 2022 increased 20.4% compared to the second quarter of 2021 driven by 31.0% growth in Plant-Based Foods and Beverages and 7.4% growth in Fruit-Based Foods and Beverages.  The increase in revenues reflected a 12.2% increase in pricing along with an 8.2% increase in volume/mix.

The Plant-Based Foods and Beverages segment generated revenues of $145.9 million, an increase of 31.0% compared to $111.4 million in the second quarter of 2021. Pricing increased 13.7% driven by actions to offset inflationary pressures, together with the pass-through effect of higher sunflower commodity pricing. Volume/mix was up 17.3%, reflecting growth in oat-based offerings, other plant-based beverages and teas.

The Fruit-Based Foods and Beverages segment generated revenues of $97.6 million, an increase of 7.4% compared to $90.9 million in the second quarter of 2021. Pricing increased 10.4% reflecting actions to offset inflationary pressures, while volume/mix declined 3.0% due to lower demand for frozen fruit and our portfolio rationalization efforts, offset by strong demand for fruit snacks and smoothie bowls.

Gross profit was $34.9 million for the second quarter, an increase of $8.6 million compared to $26.3 million in the prior year period.  As a percentage of revenues, gross profit margin was 14.3% compared to 13.0% in the second quarter of 2021, an increase of 130 basis points. Gross profit in the Plant-Based Foods and Beverages segment increased $4.0 million to $23.9 million, while gross margin declined 150 basis points to 16.4% primarily due to the 215-basis point dilutive effect of pass-through pricing to recover cost inflation.  Gross profit in the Fruit-Based Foods and Beverages segment increased by $4.5 million to $11.0 million and gross margin increased 410 basis points to 11.2% despite a 70-basis point impact from the dilutive effect of pass-through pricing to offset commodity cost inflation. Excluding the pricing effect, Fruit-Based gross margin benefited from portfolio rationalization and manufacturing consolidation.

Segment operating income1 was $8.1 million, or 3.3% of revenues in the second quarter of 2022, compared to segment operating income of $1.7 million, or 0.9% of revenues in the second quarter of 2021. The increase in segment operating income was due to higher gross profit, partially offset by a $1.6 million increase in SG&A expenses due to higher incentive accruals partially offset by employee compensation costs related to headcount reductions in frozen fruit operations, lower business development expenses and unfavorable foreign exchange impact related to Mexican operations.

Adjusted EBITDA1 was $22.3 million or 9.2% of revenues in the second quarter of 2022, compared to $16.1 million or 8.0% of revenues in the second quarter of 2021.

Earnings attributable to common shareholders for the second quarter of 2022 was $0.9 million, or $0.01 per diluted common share, compared to a loss of $1.7 million, or ($0.02) per diluted common share during the second quarter of 2021.

Adjusted earnings1 in the second quarter of 2022 was $3.5 million or $0.03 per common share, compared to adjusted earnings of $0.1 million or $0.00 per common share in the second quarter of 2021.

Please refer to the discussion and table below under "Non-GAAP Measures".

Balance Sheet and Cash Flow

As of July 2, 2022, SunOpta had total assets of $843.9 million and total debt of $296.5 million compared to total assets of $755.1 million and total debt of $224.6 million at year end fiscal 2021.  During the second quarter of 2022, cash used in operating activities was $2.5 million compared to cash used in operating activities of $39.1 million during the second quarter of 2021.  Investing activities of continuing operations consumed $34.1 million of cash during the second quarter of 2022 versus $32.4 million in the prior year, primarily driven by the new plant construction in Midlothian, Texas which is expected to come online in late 2022.

2022 Outlook3

We are raising our previously provided outlook for fiscal 2022, including:

($ millions)	Prior Outlook	Revised Outlook
Revenue	$890 - 930	$930 - 960
Adj. EBITDA	67 - 75	72 - 78
Revenue growth	10% - 14%	14% - 18%
Adj. EBITDA growth	10% - 24%	19% - 28%

Conference Call

SunOpta plans to host a conference call at 5:00 P.M. Eastern time on Wednesday, August 10, 2022, to discuss the second quarter financial results. After opening remarks, there will be a question and answer period. Investors interested in listening the live webcast can access a link on SunOpta's website at www.sunopta.com under the "Investor Relations" section or directly here. A replay of the webcast will be archived and can be accessed for approximately 90 days on the Company's website. This call may be accessed with the toll free dial-in number dial (888) 440-4182 or International dial-in number (646) 960-0653 using Conference ID:  8338433.

1 See discussion of non-GAAP measures

2 Excludes the impact of the 2020 divestiture of our global ingredients business

3 The Company has included certain forward-looking statements about the future financial performance that include non-GAAP financial measures, including Adjusted EBITDA. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because management cannot reliably predict all of the necessary components of such GAAP measures. Historically, management has excluded the following items from certain of these non-GAAP measures, and such items may also be excluded in future periods and could be significant amounts.

  Expenses related to the acquisition or divestiture of a business, including business development costs, impairment of assets, integration costs, severance, retention costs and transaction costs;
  Start-up costs of new facilities and equipment;
  Charges associated with restructuring and cost saving initiatives, including but not limited to asset impairments, accelerated depreciation, severance costs and lease abandonment charges;
  Asset impairment charges and facility closure costs;
  Legal settlements or awards; and
  The tax effect of the above items.

About SunOpta Inc.

SunOpta (Nasdaq:STKL) (TSX:SOY) is a U.S.-based, global pioneer fueling the future of sustainable, plant-based and fruit-based food and beverages. Founded nearly 50 years ago, SunOpta manufactures natural, organic and specialty products sold through retail and foodservice channels. SunOpta operates as a manufacturer for leading natural and private label brands, and also proudly produces its own brands, including SOWN®, Dream™, WestSoy™ and Sunrise Growers™. For more information, visit www.sunopta.com and LinkedIn.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our belief that our productivity initiatives will continue to gain traction and that we will continue to deliver significant growth and increasing value for shareholders, when we expect our new plant in Midlothian, Texas to come online and our anticipated revenue, adjusted EBITDA, revenue growth and adjusted EBITDA growth for fiscal 2022. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "continue", "expect", "believe", "anticipate", "estimates", "can", "will", "target", "should", "would", "plans", "becoming", "intend", "confident", "may", "project", "potential", "intention", "might", "predict", "outlook", "budget", "forecast" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, the Company's actual financial results; uninterrupted operations and service levels to our customers ; current and anticipated customer demand for the Company's; general economic conditions; continued consumer interest in health and wellness; the Company's ability to maintain product pricing levels; planned facility and operational expansions, closures and divestitures; cost rationalization and product development initiatives; alternative potential uses for the Company's capital resources; portfolio optimization and productivity efforts; the sustainability of the Company's sales pipeline; the Company's expectations regarding commodity pricing, margins and hedging results; improved availability and field prices for fruit; procurement and logistics savings; freight lane cost reductions; yield and throughput enhancements; and labor cost reductions. Whether actual timing and results will agree with expectations and predictions of the Company is subject to many risks and uncertainties including, but not limited to, potential loss of suppliers and customers as well as supply chain, logistics and other disruptions whether resulting from or related to COVID-19 or other factors; unexpected issues or delays with the Company's structural improvements and automation investments; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; ability to hire and/or retain qualified personnel at current compensation rates; potential covenant breaches under the Company's credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Reed Anderson

ICR

646-277-1260

reed.anderson@icrinc.com

Source: SunOpta Inc.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters and two quarters ended July 2, 2022 and July 3, 2021
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Two quarters ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
	$	$	$	$

Revenues	243,531	202,273	483,704	409,913

Cost of goods sold	208,633	175,937	420,815	353,588

Gross profit	34,898	26,336	62,889	56,325

Selling, general and administrative expenses	24,304	22,720	46,239	43,594
Intangible asset amortization	2,612	2,532	5,224	4,726
Other expense, net	1,540	4,661	1,827	6,276
Foreign exchange loss (gain)	(127)	(639)	(599)	197

Earnings (loss) from continuing operations before the following	6,569	(2,938)	10,198	1,532

Interest expense, net	3,132	1,631	5,662	3,291

Earnings (loss) from continuing operations before income taxes	3,437	(4,569)	4,536	(1,759)

Income tax expense (benefit)	939	(3,651)	1,384	(2,513)

Earnings (loss) from continuing operations	2,498	(918)	3,152	754
Earnings (loss) from discontinued operations	(814)	-	2,752	-
Net earnings (loss)	1,684	(918)	5,904	754

Dividends and accretion on preferred stock	(760)	(744)	(1,515)	(2,697)

Earnings (loss) attributable to common shareholders	924	(1,662)	4,389	(1,943)

Basic and diluted earnings (loss) per share
From continuing operations	0.02	(0.02)	0.02	(0.02)
From discontinued operations	(0.01)	-	0.03	-
Basic and diluted earnings (loss) per share	0.01	(0.02)	0.04	(0.02)

Weighted-average common shares outstanding (000s)
Basic	107,622	105,676	107,510	100,898
Diluted	108,667	105,676	108,495	100,898

SunOpta Inc.
Consolidated Balance Sheets
As at July 2, 2022 and January 1, 2022
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	July 2, 2022	January 1, 2022
	$	$

ASSETS
Current assets
Cash and cash equivalents	553	227
Accounts receivable	83,804	84,702
Inventories	261,899	220,143
Prepaid expenses and other current assets	17,493	16,638
Income taxes recoverable	9,861	8,259
Assets held for sale	11,591	-
Total current assets	385,201	329,969

Property, plant and equipment, net	264,690	219,537
Operating lease right-of-use assets	40,990	47,245
Intangible assets, net	143,216	148,440
Goodwill	3,998	3,998
Other assets	5,827	5,930

Total assets	843,922	755,119

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	143,102	121,430
Income taxes payable	711	-
Current portion of long-term debt	23,055	9,760
Current portion of operating lease liabilities	9,933	12,203
Total current liabilities	176,801	143,393

Long-term debt	273,493	214,843
Operating lease liabilities	37,084	39,028
Long-term liabilities	-	2,241
Deferred income taxes	13,510	22,485
Total liabilities	500,888	421,990

Series B-1 preferred stock	28,442	28,145

SHAREHOLDERS' EQUITY
Common shares	438,668	436,463
Additional paid-in capital	26,254	23,240
Accumulated deficit	(151,693)	(156,082)
Accumulated other comprehensive income	1,363	1,363
Total shareholders' equity	314,592	304,984

Total liabilities and shareholders' equity	843,922	755,119

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters and two quarters ended July 2, 2022 and July 3, 2021
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Quarter ended		Two quarters ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
	$	$	$	$

CASH PROVIDED BY (USED IN)
Operating activities
Net earnings (loss)	1,684	(918)	5,904	754
Earnings (loss) from discontinued operations	(814)	-	2,752	-
Earnings (loss) from continuing operations	2,498	(918)	3,152	754
Items not affecting cash:
Depreciation and amortization	9,372	8,910	18,785	16,953
Amortization of debt issuance costs	396	349	771	634
Deferred income taxes	2,128	(4,331)	2,208	(3,494)
Stock-based compensation	3,970	4,370	5,599	8,343
Impairment of long-lived assets	-	2,962	-	2,962
Other	1,634	(167)	1,745	(336)
Changes in operating assets and liabilities	(22,452)	(50,322)	(19,171)	(71,978)
Net cash provided by (used in) operating activities of continuing operations	(2,454)	(39,147)	13,089	(46,162)

Investing activities
Additions to property, plant and equipment	(37,038)	(7,306)	(62,760)	(16,603)
Proceeds from sale of assets	2,978	-	4,182	1,350
Additions to intangible assets	-	(25,073)	-	(25,073)
Net cash used in investing activities of continuing operations	(34,060)	(32,379)	(58,578)	(40,326)
Net cash used in investing activities of discontinued operations	(6,324)	-	(6,324)	(13,380)
Net cash used in investing activities	(40,384)	(32,379)	(64,902)	(53,706)

Financing activities
Increase in borrowings under revolving credit facilities	31,067	70,244	20,762	111,829
Borrowings of long-term debt	18,206	4,155	41,103	4,641
Repayment of long-term debt	(5,174)	(5,855)	(7,569)	(9,940)
Payment of debt issuance costs	(53)	(543)	(559)	(2,371)
Proceeds from the exercise of stock options and employee share purchases	341	4,550	591	7,190
Payment of withholding taxes on stock-based awards	(882)	(666)	(971)	(6,737)
Payment of cash dividends on preferred stock	(609)	(609)	(1,218)	(4,029)
Payment of share issuance costs	-	(25)	-	(287)
Net cash provided by financing activities of continuing operations	42,896	71,251	52,139	100,296
Net cash used in financing activities of discontinued operations	-	-	-	(200)
Net cash provided by financing activities	42,896	71,251	52,139	100,096

Increase (decrease) in cash and cash equivalents in the period	58	(275)	326	228
Cash and cash equivalent, beginning of the period	495	754	227	251
Cash and cash equivalents, end of the period	553	479	553	479

SunOpta Inc.
Segmented Information
For the quarters and two quarters ended July 2, 2022 and July 3, 2021
Unaudited
(Expressed in thousands of U.S. dollars)

	Quarter ended		Two quarters ended
	July 2, 2022	July 3, 2021	July 2, 2022	July 3, 2021
	$	$	$	$
Segment revenues from external customers:
Plant-Based Foods and Beverages	145,912	111,359	281,423	230,810
Fruit-Based Foods and Beverages	97,619	90,914	202,281	179,103
Total segment revenues from external customers	243,531	202,273	483,704	409,913

Segment gross profit:
Plant-Based Foods and Beverages	23,940	19,896	43,920	43,054
Fruit-Based Foods and Beverages	10,958	6,440	18,969	13,271
Total segment gross profit	34,898	26,336	62,889	56,325

Segment operating income (loss):
Plant-Based Foods and Beverages	12,196	8,641	20,292	21,958
Fruit-Based Foods and Beverages	3,211	(1,447)	3,995	(3,341)
Corporate Services	(7,298)	(5,471)	(12,262)	(10,809)
Total segment operating income	8,109	1,723	12,025	7,808

Segment gross profit percentage:
Plant-Based Foods and Beverages	16.4%	17.9%	15.6%	18.7%
Fruit-Based Foods and Beverages	11.2%	7.1%	9.4%	7.4%
Total segment gross profit percentage	14.3%	13.0%	13.0%	13.7%

Segment operating income (loss) percentage:
Plant-Based Foods and Beverages	8.4%	7.8%	7.2%	9.5%
Fruit-Based Foods and Beverages	3.3%	-1.6%	2.0%	-1.9%
Total segment operating income percentage	3.3%	0.9%	2.5%	1.9%

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding segment operating income, adjusted earnings and adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which are not measures in accordance with U.S. GAAP. The Company believes that segment operating income, adjusted earnings and adjusted EBITDA assist investors in comparing performance across reporting periods on a consistent basis by excluding items that management believes are not indicative of its operating performance. The non-GAAP measures of segment operating income, adjusted earnings and adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate its results of operations, the Company uses certain other non-GAAP measures that it believes enhance an investor's ability to derive meaningful period-over-period comparisons and trends from the results of operations. In particular, the Company excludes specific items from its reported results that due to their nature or size, it does not expect to occur as part of its normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company's results of operations and should not be considered in isolation of, or as substitutes for, an analysis of the Company's results as reported under U.S. GAAP.

Adjusted Earnings

When assessing its financial performance, the Company uses an internal measure that excludes charges and gains that it believes are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company's operating performance between periods and to view the Company's business from the same perspective as the Company's management. Adjusted earnings and adjusted earnings per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of adjusted earnings and adjusted earnings per diluted share, including a reconciliation from earnings from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	July 2, 2022		July 3, 2021
		Per Share		Per Share
For the quarter ended	$	$	$	$
Earnings (loss) from continuing operations	2,498		(918)
Dividends and accretion on preferred stock	(760)		(744)
Earnings (loss) from continuing operations attributable to common shareholders	1,738	0.02	(1,662)	(0.02)
Adjusted for:
Facility closure costs(a)	1,287		-
Business development costs(b)	616		1,434
Start-up costs(c)	281		-
Costs related to exit from fruit ingredient processing facility(d)	-		4,123
Other(e)	253		247
Net income tax effect(f)	(640)		(4,022)
Adjusted earnings	3,535	0.03	120	0.00

(a) Facility closure costs mainly related to the relocation of certain equipment from our held-for-sale Oxnard, California, frozen fruit processing facility to our Mexican facility, which were recorded in other expense.

(b) Represents third-party costs associated with business development activities, including costs related to the evaluation, execution, and integration of external acquisitions and divestitures, internal expansion projects, and other strategic initiatives. For the second quarter of 2022, these costs related to our inaugural Investor Day held in June 2022 ($0.5 million), as well as specific business transactions under consideration, which were recorded in SG&A expenses. For the second quarter of 2021, these costs were mainly related to the transition of the Dream and WestSoy brands, acquired in April 2021, and professional fees incurred in connection with post-closing matters related to the 2020 divestiture of our global ingredients business, Tradin Organic, which were recorded in SG&A expenses ($1.1 million) and other expense ($0.3 million).

(c) Represents incremental direct costs incurred in connection with plant expansion projects and new product introductions before the project or product reaches normal production levels, including costs for the hiring and training of additional personnel, fees for outside services, travel costs, and plant- and production-related expenses. For the second quarter of 2022, start-up costs mainly related to new employee hires for our plant-based beverage facility under construction in Midlothian, Texas, which were recorded in cost of goods sold ($0.2 million) and SG&A expenses ($0.1 million).

(d) For the second quarter of 2021, represents asset impairment charges and employee termination costs related to the exit from our South Gate, California, fruit ingredient processing facility, which were recorded in other expense.

(e) For the second quarters of 2022 and 2021, other mainly reflects the settlement of certain legal and contractual matters.

(f) Reflects the tax effect of the preceding adjustments to earnings calculated based on the statutory tax rates applicable in the tax jurisdiction of the underlying adjustment.

	July 2, 2022		July 3, 2021
		Per Share		Per Share
For the two quarters ended	$	$	$	$
Earnings from continuing operations	3,152		754
Dividends and accretion on preferred stock	(1,515)		(2,697)
Earnings (loss) from continuing operations attributable to common shareholders	1,637	0.02	(1,943)	(0.02)
Adjusted for:
Facility closure costs(a)	1,287		-
Business development costs(b)	799		1,786
Start-up costs(c)	721		-
Costs related to exit from fruit ingredient processing facility(d)	-		4,123
Restructuring costs(e)	-		1,432
Other(f)	540		247
Net income tax effect(g)	(879)		(4,262)
Adjusted earnings	4,105	0.04	1,383	0.01

(a) Facility closure costs mainly related to the relocation of certain equipment from our held-for-sale Oxnard, California frozen fruit processing facility to our Mexican facility, which were recorded in other expense.

(b) Represents third-party costs associated with business development activities, including costs related to the evaluation, execution, and integration of external acquisitions and divestitures, internal expansion projects, and other strategic initiatives. For the first two quarters of 2022, these costs related to our inaugural Investor Day held in June 2022 ($0.5 million), as well as specific business transactions under consideration, which were recorded in SG&A expenses. For the first two quarters of 2021, these costs were mainly related to the transition of the Dream and WestSoy brands, acquired in April 2021, and professional fees incurred in connection with post-closing matters related to the 2020 divestiture of our global ingredients business, Tradin Organic, which were recorded in SG&A expenses ($1.3 million) and other expense ($0.5 million).

(c) Represents incremental direct costs incurred in connection with plant expansion projects and new product introductions before the project or product reaches normal production levels, including costs for the hiring and training of additional personnel, fees for outside services, travel costs, and plant- and production-related expenses. For the first two quarters of 2022, start-up costs mainly related to new employee hires for our plant-based beverage facility under construction in Midlothian, Texas, and the integration of the Dream and WestSoy brands, which were recorded in cost of goods sold ($0.6 million) and SG&A expenses ($0.1 million).

(d) For the first two quarters of 2021, represents asset impairment charges and employee termination costs related to the exit from our South Gate, California fruit ingredient processing facility, which were recorded in other expense.

(e) For the first two quarters of 2021, represents costs to complete the exit from our Santa Maria, California frozen fruit processing facility, which were recorded in other expense.

(f) For the first two quarters of 2022, other mainly reflects the settlement of certain legal and contractual matters, together with asset impairment charges.  For the first two quarters of 2021, other mainly reflects the settlement of certain legal and contractual matters.

(g) Reflects the tax effect of the preceding adjustments to earnings calculated based on the statutory tax rates applicable in the tax jurisdiction of the underlying adjustment.

Segment Operating Income and Adjusted EBITDA

The Company defines segment operating income as earnings from continuing operations before income taxes, interest expense and other income/expense items, and adjusted EBITDA as segment operating income plus depreciation, amortization, stock-based compensation, and other unusual items that affect the comparability of operating performance as identified above in the determination of adjusted earnings. The following is a tabular presentation of segment operating income and adjusted EBITDA, including a reconciliation to earnings from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	July 2, 2022	July 3, 2021
For the quarter ended	$	$
Earnings (loss) from continuing operations	2,498	(918)
Income tax expense (benefit)	939	(3,651)
Interest expense, net	3,132	1,631
Other expense, net	1,540	4,661
Total segment operating income	8,109	1,723
Depreciation and amortization	9,372	8,910
Stock-based compensation	3,970	4,370
Business development costs(a)	616	1,143
Start-up costs(b)	281	-
Adjusted EBITDA	22,348	16,146

(a) Business development activities were related to our Investor Day and the exploration of potential strategic opportunities in the second quarter of 2022, and the integration of the Dream and WestSoy brands in the second quarter of 2021, which costs were recorded in SG&A expenses.

(b) For the second quarter of 2022, start-up costs mainly related to new employee hires for our plant-based beverage facility under construction in Midlothian, Texas, which were recorded in cost of goods sold.

	July 2, 2022	July 3, 2021
For the two quarters ended	$	$
Earnings from continuing operations	3,152	754
Income tax expense (benefit)	1,384	(2,513)
Interest expense, net	5,662	3,291
Other expense, net	1,827	6,276
Total segment operating income	12,025	7,808
Depreciation and amortization	18,785	16,953
Stock-based compensation	5,599	8,343
Business development costs(a)	799	1,312
Start-up costs(b)	721	-
Adjusted EBITDA	37,929	34,416

(a) Business development activities were related to our Investor Day and the exploration of potential strategic opportunities in the first two quarters of 2022, and the integration of the Dream and WestSoy brands in the first two quarters of 2021, which costs were recorded in SG&A expenses.

(b) For the first two quarters of 2022, start-up costs mainly related to new employee hires for our plant-based beverage facility under construction in Midlothian, Texas, and the integration of the Dream and WestSoy brands acquired in April 2021, which were recorded in cost of goods sold.